EXHIBIT 10.2

                            CONTRACT FOR THE SALE AND
                             PURCHASE OF REAL ESTATE

     This CONTRACT FOR THE SALE AND PURCHASE OF REAL ESTATE (hereinafter referred to as "Contract") is made and entered into this the 21st day of May, 2006, by and between Ervin J. Lee, Managing Director, on behalf of High Plains Equity, LLC (hereinafter referred to as "Purchaser") and Myriad World Resorts Of Tunica, LLC, a Mississippi limited liability company, by and through Larson Elmore, its Manager (hereinafter referred to as "Seller"), collectively referred to as "Parties".

     WHEREAS, Seller has contracted to purchase the following described property in Tunica County, Mississippi, to wit:

                                     TRACT I
     The West Half (W ) of Section Six (6) less the right of way to the Board of Commissioners to the Yazoo-Mississippi Levee Board containing 315.3 acres, more or less.

                                    TRACT II
     The  North Half (N   ) of Section Seven (7) west of the right of way to the
Board of Commissioners to the Yazoo-Mississippi Levee Board containing 242.5 acres, more or less.

                                    TRACT III
     The north 180 feet of the North Half (N ) of Section Seven (7) east of the right of way to the Board of Commissioners to the Yazoo-Mississippi Levee Board. (TRACTS I, II AND III SHALL COLLECTIVELY BE REFERRED TO AS THE "RESORT PROPERTY"); and,

     WHEREAS, Seller is working on a comprehensive plan to develop a world class resort on the Resort Property which may include i) up to six (6) 80,000(+/-) square foot casinos with each having an adjoining hotel of approximately 500 rooms, ii) a 1,200 (+/-) room convention center hotel, iii) appropriate meeting rooms, iv) appropriate restaurants, v) an eighteen hole golf course which may be an indoor facility, vi) a five acre or larger water park, vii) an 1,800 (+/-) seat indoor entertainment amphitheater, viii) a multipurpose and/or outdoor venue for concerts, sporting events, trade shows and entertainment acts with seating for up to 20,000 persons, ix) a 375,000 square foot convention and trade show facility, x) a 120,000 square foot shopping and commercial center and xi) a health spa with surrounding botanical environment, WHICH COLLECTIVELY SHALL HEREINAFTER BE REFERRED TO AS THE "IMPROVEMENTS"; and,

     WHEREAS, Purchaser desires to purchase that portion of the Resort Property (hereinafter referred to as Casino-Hotel #2) for the purpose of constructing and operating up to six Las Vegas style casinos with maximum of an 80,000 sq ft casino floor or a minimum 50,000 sq ft casino floor along with a 500 room hotel on approximately 4.5 acres more or less of land located in Tunica County, Mississippi ("Casino Sites") ; provided that in order for the Purchaser to secure funding either in the form of loans and/or equity investments that (1) the necessary approvals have been obtained from the Tunica County Board of Commissioners and the Mississippi Gaming Commission for the construction and operation of a casino, hotel and ancillary facilities (restaurants and bars)- which approval was received on March 16, 2006, and (2) sufficient funding in place to build the Resort Property, including the infrastructure (roads, sewer, lights and parking) necessary to service the Resort Property and Casino-Hotel #2 which will be incorporated into and part of the Improvements on the Resort Property; and,

     WHEREAS, the site (approximately 4.5 acres more or less) upon which Casino-Hotel #2 will be located on is approximately 140.00 acres located within
Section 6, Township 4 South, Range 11 West, in Tunica County, State of Mississippi is described below:

"Being 140.00 acres of land consisting of all of the Northwest Quarter (NW ) of Section Six (6), Township Four (4) South, Range Eleven (11) West, Tunica County, State of Mississippi (excepting the right-of-way for the Yazoo-Mississippi Delta Levee Board) and a portion of the Southwest Quarter (SW ) of Section Six (6), Township Four (4) South, Range Eleven (11) West, Tunica County, State of Mississippi collectively being described as follows:

BEGINNING at a found 1" Iron Pipe accepted as representing the Northwest Corner of Section Six (6), Township Four (4) South, Range Eleven (11) West, Tunica County, State of Mississippi; thence along the north line of said Section Six
(6), North 89 degrees 55 minutes 19 seconds East a distance of 2299.12' to the intersection with the west line of the Yazoo-Mississippi Delta Levee Board property, said intersection being South 89 degrees 55 minutes 19 seconds West a distance of 2972.12' along said north line from a found Cotton Picker Spindle accepted as representing the Northeast Corner said Section Six (6); thence departing from said north line along said west line of the Yazoo-Mississippi Delta Levee Board property the following three (3) calls: (1) South 02 degrees 12 minutes 00 seconds West a distance of 552.76', (2) South 20 degrees 13 minutes 00 seconds East a distance of 1022.00', (3) South 23 degrees 18 minutes 00 seconds East a distance of 40.70' to a point intersecting the east line of the Northwest Quarter (NW ) of said Section Six (6); thence departing from said west line of the Yazoo-Mississippi Delta Levee Board property along said east line of the Northwest Quarter (NW ) of Section Six (6), South 00 degrees 25 minutes 39 seconds East a distance of 1089.33' to the Southeast corner of said Northwest Quarter (NW ) of Section Six (6); thence along the east line of the Southwest Quarter (SW ) of said Section Six (6), South 00 degrees 25 minutes 39 seconds East a distance of 287.50' to a point; thence departing from said east line along a line being 287.50' south of and parallel with the south line of said Northwest Quarter (NW ) of Section Six (6), South 89 degrees 53 minutes 09 seconds West a distance of 982.37' to a point; thence North 15 degrees 15 minutes 38 seconds West a distance of 297.84' to a point on said south line of the Northwest Quarter (NW ) of Section Six (6); thence departing from said south line, North 14 degrees 44 minutes 45 seconds West a distance of 550.87' to a point; thence along a line being 533.00' north of and parallel with said south line of the Northwest Quarter (NW ) of Section Six (6), South 89 degrees 53 minutes 09 seconds West a distance of 1466.40' to a point on the west line of said Northwest Quarter (NW ) of Section Six (6), said point being North 00 degrees 16 minutes 12 seconds East a distance of 3173.30' from a found Rail Road Iron accepted as representing the Southwest corner of said Section Six (6); thence along said west line, North 00 degrees 16 minutes 12 seconds East a distance of 2107.27' to said TRUE POINT OF BEGINNING.

Said described portion containing 6,098,250 square feet or 140.00 acres, more or less."

     WHEREAS, Seller is willing to sell to Purchaser the site upon which Casino-Hotel #2 as described below shall be located on the Resort Property is marked out and identified on the Parcelization Map as Casino-Hotel #2, a copy of which is attached and incorporated as Exhibit "A". (hereinafter "Casino-Hotel #2"); and,

     WHEREAS,  the  parties  desire  to  reduce  their  Agreement  to  writing,

     NOW THEREFORE, based on the above and foregoing, and for and in consideration of the mutual covenants, conditions and promises contained herein the parties do hereby agree and contract as follows:

1)     REPRESENTATIONS OF AUTHORITY TO SIGN AND WILLINGNESS TO BE LEGALLY BOUND:
The undersigned parties represent and warrant that each has the authority and is willing to enter into this legally binding Contract:
A) LARSON ELMORE of Whitfield & Associates, LLC, with registered address at 18 Ninth Fairway Loop, Maumelle, AR 72113 has the authority to represent the Myriad Group of Companies including: Myriad World Resorts of Tunica, LLC; Myriad Entertainment & Resorts, Inc; and Myriad Golf Resorts, Inc ("Myriad") for the purpose of selling various parcels of real estate for the purpose of constructing and building a casino and a hotel on each separate parcel, including the authority to enter into this Contract to sell Casino-Hotel #2 to Purchaser

B) ERVIN J. LEE, in his capacity as Managing Director the High Plains Equity, LLC, with registered address at 317 3rd St. NW, Minot, North Dakota 58701 represents that he has the authority to enter into this Contract to purchase Casino-Hotel #2 from Myriad World Resorts of Tunica, LLC.

2) PROPERTY: Seller hereby agrees to sell and Purchaser hereby agrees to purchase Casino-Hotel Lot #2 as described in the Parcelization Map, containing
4.5  acres  more  or  less  under  the  terms  hereof.
3)     PURCHASE  PRICE:  The  consideration  shall  be  as  follows:

A)     CASH  CONSIDERATION:     Purchaser  shall  pay  Seller  FORTY MILLION AND
NO/100S DOLLARS ($40,000,000) in cash or certified check for Casino-Hotel #2 payable as follows:

I) $25,000 on or before June 1, 2006 which represents all expenses, including licensing and legal fees, for forming a Mississippi corporation, making application to the Mississippi Gaming Commission for a gaming license and taking all other action necessary to obtain a gaming license from the
Mississippi Gaming Commission for Casino-Hotel Site #2 on behalf of the Purchaser on or before September 1, 2006. The Seller agrees to take all action necessary to procure such license on behalf of the purchaser on or before September 1, 2006. The parties agree and understand that securing the license for Casino-Hotel #2 is necessary in order for the Purchaser to obtain the funds required to construct Casino-Hotel #2. The parties also agree and understand that the Seller may assign the Seller's interest in this Contract in order to secure funding for the Resort Property.

II) $500,000 in the form of a letter of credit within ten days of receipt of formal notice by the Mississippi Gaming Commission that Casino-Hotel #2 is approved for the construction of a 80,000 square foot casino floor and Purchaser has procured all necessary gaming licenses to operate Casino-Hotel #2;

III) $500,000 in the form of a letter of credit within ten days from written receipt of sufficient documentation and financial assurances confirming Seller's ability to design, construct and install the infrastructure for the Resort Property, including Casino-Hotel #2;

IV) $38,975,000 (the balance) wired to an account of Seller's choosing at Closing as defined in the paragraph addressing the Closing.

4) CLOSING DATE: This transaction shall close at the Dulaney Law Firm, L.L.P., 986 Harris Street, P.O. Box 188, Tunica, MS 38676, or other such place as is mutually agreed upon by the parties under the following terms:

A) PROJECTED CLOSING DATE: The parties agree to a projected closing date of June 1, 2007 or earlier as follows provided that all the conditions under paragraph 3 have been satisfied:

I) PURCHASER'S OPTION TO CLOSE EARLIER: The Purchaser may close this transaction prior to the closing date by giving the Seller written notice at least ninety (90) days prior to the desired closing date which notice shall state the desired closing date.

II) COMPLETION OF INFRASTRUCTURE: The closing date may be accelerated from the June 1, 2007 date if the Seller has completed the infrastructure as required by paragraph 7. The parties agree that upon receipt of written notice and confirmation by a Professional Engineer (P.E.) that all necessary infrastructures are in place so as to allow the Purchaser to begin construction of Casino-Hotel #2 and then the closing date may occur within 60 days of the date of receipt of the notice.

B) FAILURE TO CLOSE BY CLOSING DATE: If this transaction does not close on or before the closing date for any reason, then this Contract shall be deemed null and void and the provisions set out in paragraph 14 regarding failure of performance and payment of the amounts paid in escrow shall apply.

C)     PAYMENT  OF  CLOSING  COSTS:

I)     Seller  shall  pay  for  the  preparation  of  the  Deed.

II)     Purchaser  shall  pay  for  the  cost  of  recording  the  Deed.

III) Seller and Purchaser shall each pay their own attorney's fees and other expenses incurred in connection with this transaction except for those costs (application for gaming licenses, etc.) mentioned in paragraph 3(a)(i).

D) PRORATING OF PROPERTY TAXES: The parties will prorate the property taxes for the year in which the Closing occurs based on the Closing Date.

5) INSPECTIONS AND TESTS: Purchaser, or its designees, may, at any time after Seller's and Purchaser's execution of this Contract, enter on the Property to make engineering studies, surveys, and other such tests, examinations and inspections as Purchaser may desire as long as such tests, examinations and inspections, do not reasonably interfere with the operations or any current use of the Property.

A) TIME PERIOD FOR INSPECTIONS AND TESTING: Purchaser will have all soil test borings, environmental studies, and other reports completed as soon as possible (within 180 days) and will provide Seller with a copy.

B) REMEDIATION OF PROPERTY: If the closing does not occur, Purchaser will make such repairs as necessary to leave the Property in the same condition as it existed prior to entry by Purchaser or his agents.

C) RIGHT TO TERMINATE CONTRACT: If Purchaser discovers a condition which materially impacts on the suitability of the Property for a development and use pursuant to its inspection of the Property as provide in paragraph 8, Purchaser may terminate this Contract.

D) NOTICE OF INTENT TO INSPECT: Purchaser will notify Seller in advance each time of Purchaser's entering the Property for purposes contemplated herein and shall make suitable arrangements for entering the property for inspections and testing.

6) CONTINGENCIES: Notwithstanding anything to the contrary contained elsewhere in this Contract the closing of this transaction is conditioned on the following:

A) APPROVAL OF CASINO-HOTEL #2: Seller represents that the necessary approvals have been or will be obtained from the Tunica County Board of Commissioners and the Mississippi Gaming Commission for the construction and operation of a casino, hotel and ancillary facilities (restaurants and bars), etc on or before September 1, 2006.

B) SELLER'S ABILITY TO PERFORM: Seller represents on or before AUGUST 1, 2006 Seller will have sufficient funding in place to build the Resort Property, including the infrastructure (roads, sewer, lights and parking) necessary to service the Resort Property including Casino-Hotel #2, including actual improvements as agreed upon by Purchaser and Seller.

C) PURCHASER'S ABILITY TO PERFORM: Purchaser represents on or before SEPTEMBER 1, 2006, Purchaser will provide Seller with proof of Purchaser's ability to finance the purchase and construction of Casino-Hotel #2. In the event, Purchaser fails to secure adequate funding; then, the parties agree this Contract may be assigned to mutually acceptable purchaser who is able to meet the terms of this Contract.

D) PURCHASER TO FORM A CORPORATION: Purchaser shall form a corporation and/or limited liability company to receive a Mississippi gaming license to construct and operate Casino-Hotel #2;

E) REQUIREMENT FOR APPROVAL OF CASINO MANAGEMENT: Purchaser understands that the management of Casino-Hotel #2 must be qualified to be approved by the Mississippi Gaming Commission. If the purchaser is unable to provide an approved management team prior to the projected date of the opening of Casino-Hotel #2, the parties agree that they may enter into a separate agreement for management of the Casino, the terms of which will be addressed in such agreement.

F) REQUIREMENT THAT OTHER CASINO SITES ARE TO BE BUILT UPON: This agreement is contingent on the Seller selling two other Casino Sites or having sufficient funds in place to build on two Casino Sites. This Contract is also contingent upon the Purchaser obtaining sufficient funding commitments to build and operate a casino with a minimum of a 50,000 square foot gaming floor and a 500 room hotel.

7)     SELLER'S  REPRESENTATIONS  AND  WARRANTIES:

A) SURVEY AND RECORDED PLAT: In order for the Purchaser to have a warranty deed for purposes of securing financing; Seller shall, at its own expense, survey and plat out the exact boundaries of Casino-Hotel #2 so as to include 4.5 acres more or less with the intent of recording the plat in the Tunica County Register of Deeds and shall provide such legal description along with any plats to the Purchaser within 15 days after completion of the survey and platting.

B) ZONING: The Resort Property shall be zoned to allow construction of casino with a minimum 50,000 sq ft casino floor and a license for a minimum of 1,600 slot machines and 26 gaming tables along with a 500 room hotel on approximately 4-6 acres of land located in Tunica County, Mississippi.

C) UTILITIES, ETC.: All utilities including sewer and water are to be made available at the site by Seller. The utilities are to be stubbed to the site and shall be designed to accommodate multiple buildings (casino, hotel, maintenance buildings, etc.).

D) PAVING: Seller shall be responsible for the cost and work of paving to the entrance of the Casino-Hotel #2.

E) STORM SEWER: Seller shall be responsible for all storm sewer management such that Purchasers will bear no cost relating to its property except for that which is required to be located within the exterior boundaries of the site for Casino-Hotel #2.

F) GRADE FOR GROUNDS AND PARKING LOTS: Seller shall level and grade the property site such so that grade for Casino-Hotel #2's grounds and parking lots meets Mississippi's building code, requirements for flood plains located in Tunica County; unless, otherwise agreed to in writing by the parties.

G) GRADE FOR BUILDINGS COMPRISING CASINO-HOTEL #2: Seller shall level and grade the property site such so that grade for Casino-Hotel #2's buildings meets Mississippi's building code, requirements for flood plains located in Tunica County; unless; unless, otherwise agreed to in writing by the parties.

H) TOPOGRAPHICAL DRAWINGS: Seller shall furnish topographical drawings of the leveled site plan for use by the Purchaser's architectural team.

I) COMPLETION DATE FOR GRADING, STORM SEWER AND UTILITIES: Such improvements shall be completed by May 1, 2007, except for rough grading which shall be completed by May 15, 2007; unless, otherwise agreed to in writing by the Parties.

J) IMPROVEMENTS TO CASINO-HOTEL #2: The parties agree that any documented improvements to Casino-Hotel #2 approved by purchaser which are beyond those listed in paragraphs a-h of this section and which are paid for by the Seller shall be reimbursed to the Seller at the time of closing unless other repayment arrangements are made.

8) ENVIRONMENTAL COMPLIANCE: Seller represents and warrants to Purchaser that to Seller's knowledge:

A) There is no pending claim, lawsuit, proceeding or other legal, quasi-legal, or administrative challenge concerning the Premises or the operation thereof or any condition thereon, and no such claim, lawsuit, proceeding or challenge is threatened by any person or entity.

B) No asbestos-containing materials have been installed in or affixed to the structures on the Premises at any time during or prior to Seller's ownership thereof.

C) No electrical transformers, fluorescent light fixtures or other electrical equipment containing PCBs are or have been installed in or affixed to the Premises at any time during or prior to Seller's ownership thereof.

D) The Premises and all operations thereon are not in violation of applicable law, and no governmental authority has served upon Seller any notice claiming any violation of any statute, ordinance or regulation or noting any need for repair, construction, alteration or installation with respect to the Premises or requiring any change in the means or methods of those conducting operation thereon.

E) There are no hazardous wastes, substances, underground tanks or contaminants on, in, under or about the subject property.

F) Further, no hazardous substances have ever been disposed of in, on or above the property, nor has Seller or Seller's affiliates ever used the property for the storage, manufacture, disposal, handling, transportation or use of any hazardous substances or wastes. For the purposes of this paragraph, the term "hazardous substances" shall mean and refer to asbestos, urea formaldehyde, polychlorinated biphenyls, nuclear fuels or materials, radioactive materials, explosives, known carcinogens, petroleum products and by-products and any pollutant, contaminant, chemical, material or substance defined as hazardous or as a pollutant or a contaminant in, or the release or disposal of which is regulated by any environmental law.

G) All underground storage tanks located on the property, if any, have been properly registered with all appropriate regulatory and governmental bodies and are otherwise in compliance with all Federal, State and local statutes, regulations, ordinances and other regulatory requirements.

9) FORM OF DEED: The Seller shall deliver to Purchaser at Closing, a general warranty deed, conveying good and marketable fee simple title to the Property, subject only to such easements and restrictions of record specifically approved by Purchaser and subject to the following:

A) Taxes for the year in which the Closing occurs, which the Parties will prorate.

B) Zoning, subdivision and sign regulations of Tunica County, Mississippi, and

C) Those certain restrictions, covenants and conditions which Seller causes to be prepared and recorded in the Chancery Clerk's office of Tunica County, Mississippi which will govern the overall development of the Resort Property and payment of certain fees and royalties (the "Covenants").

10) COVENANTS: The Covenants shall include the following, in addition, to other issues relating to the governance of the Resort Property which the Parties mutually agree to negotiate in good faith:

A) DESIGN CONTROL: Seller's approval of the design and layout of all aspects of the Improvements to be constructed on the Resort Property.

B) LIMITATION ON THE NUMBER OF CASINOS: The number of casinos/hotels to be located on or adjacent to the Resort Property shall be limited to six.

C) ROYALTY: The Parties agree that the Seller shall be entitled to receive a royalty of four per cent (4%) of the gross gaming revenues reported to the Mississippi Gaming Commission pursuant to the Mississippi Gaming Control Act, as now written unless the parties both agree to accept and adopt any subsequent amendment of that statute.

I)     PAYMENT  OF  ROYALTY:  The  Royalty  shall be paid to Seller on a monthly basis at the same time Purchaser is required, pursuant to Mississippi law and the rules and regulations of the Mississippi State Tax Commission and the Mississippi Gaming Commission, to pay the Mississippi State Tax Commission/Mississippi Gaming Commission the gaming tax but in no event shall each month's rent be paid later than the 20th day of the following month. Each Royalty payment shall be accompanied by written statement signed by Purchaser showing the Gross Revenues of Purchaser as set forth above. ALL PAYMENTS SHALL
                                                              ------------------
BE  DELIVERED  TO  SELLER AT THE ADDRESS LISTED IN PARAGRAPH 8 OF THIS CONTRACT.
 -------------------------------------------------------------------------------

(1) LATE PAYMENT PENALTY: If any Royalty is not paid within twenty (20) days of the date when due, Purchaser agrees to pay and will be obligated to pay as additional Percentage Compensation for that month an amount equal to five percent (5%) of the amount otherwise payable.

(2) ENFORCEMENT OF PAYMENT OF ROYALTY. Enforcement of the payment of the percentage due hereunder shall be by separate agreement between the parties addressing all covenants on the property. Failure to pay the Royalty shall in no way effect the purchaser's title to the property purchased hereunder.

(3) PAYMENTS SUBJECT TO PURCHASER OBTAINING A GAMING LICENSE: The payments required under this Paragraph 4 are based upon the condition that the Purchaser and its assignees obtain a gaming license from the Mississippi Gaming Commission and receipt of adequate funding to carry out Purchaser's duties under this Contract.

II) RIGHT TO OBTAIN REPORTS: Purchaser gives its written and irrevocable consent for Seller to obtain copies of any and all reports of revenue filed with the Mississippi State Tax Commission or the Mississippi Gaming Commission derived from the operation of any and all gaming business conducted on Casino-Hotel #2. Purchaser will cooperate to assist Seller in obtaining any information desired by Seller from the Mississippi Gaming Commission or Mississippi State Tax Commission.

III) CONFIDENTIALITY OF INFORMATION OBTAINED: Seller will hold all information gathered through such examination or reports and statements in confidence and will not disclose such information to anyone without Purchaser's written approval, provided, however, that if litigation ensues concerning the payments, Seller may disclose any information necessary for said litigation to any parties necessary and may disclose all such information to its attorneys, CPA's, and any government agency which requires Seller to do so.

IV) COMMON AREA MAINTENANCE (CAM) FEES: The Purchaser acknowledges it will benefit financially from having physical access to the Resort Property's amenities that will include a transportation system connecting each casino and hotel, the convention facility, and other resort facilities. This will allow the Purchaser access to the Seller's customer base. The Purchaser agrees to pay for its share of the cost of operating and maintaining the common areas and common facilities as follows, hereinafter referred to as the "Base CAM Fee":

(1) CASINO, INCLUDING BACK OF HOUSE CASINO OPERATIONS: $11.00 per square foot is the Annual `Base CAM Fee for the Casino.

(2)     HOTEL:   $2.50  per  square  foot for all hotel space is the Annual Base
CAM  Fee  for  the  Hotel.

V) TRANSPORTATION FEE: The Purchaser agrees that in order to have access to the transit system to be built upon the Resort Property and which is part of the infrastructure required for Casino-Hotel #2 that a fee equal to 2% of the gross revenues generated from Casino-Hotel #2 may be charged for the operation and maintenance of the transportation facility, hereinafter referred to as the "Base Transportation Fee".

11) MERCHANTABILITY OF TITLE: In the event a title search reveals defects in the title, other than those listed in Paragraph 8(a) and 8(b), and the Covenants indicated by Paragraph 8(c) which will materially and adversely affect the Purchaser's use of the property for the development of a casino and hotel, Purchaser shall notify Seller in writing of the specific defects within 60 days of the last execution hereof and thereupon Seller shall have 120 days to cure said defects. In the event a defect arises and Purchaser notifies Seller of the same within 30 days of closing, the closing, at the request of Seller, may be extended to provide Seller with a full 120 days to cure the same. The Seller will take no action to allow any defects to arise.

12) COLLECTION COSTS: In the event any action is commenced by either party against the other in connection herewith, the prevailing party shall be entitled to its costs and expenses, including reasonable attorney's fees.

13) NOTICE: Any and all notices and demands by any party to the other party, required or desired to be given hereunder shall be in writing and shall be validly given or made only if deposited in the United States mail, certified or registered, postage prepaid, return receipt requested or if made by Federal Express or similar delivery service keeping records of deliveries and attempted deliveries or if made by telecopy. Service by United States mail or delivery service shall be conclusively deemed made on the first business day delivery is attempted or upon receipt, whichever is sooner. Service by facsimile copy or telecopy shall be deemed made upon confirmed transmission.

A)     PURCHASER:  Any notice or demand to Purchaser shall be addressed to Ervin
J.  Lee,  317  3rd  St.  NW,  Minot,  North  Dakota  58702,  telephone  number
701-837-1319,  fax  701-852-5257.

B)     SELLER:  Any  notice  or  demand  to  Seller shall be addressed to Myriad
World Resorts of Tunica, LLC, Attn: Scott Hawrelechko or Larson Elmore, Suite 1000, 10th Floor, 10050-112 Street, Edmonton, Alberta Canada T5K2J1; telephone number 780-431-0086, fax 780-447-2981.

Any party hereto may change its address for the purpose of receiving notices or demands as herein provided by a written notice given in the manner aforesaid to the other party hereto, which notice of change of address shall not become effective, however, until the actual receipt thereof by the other party.

14) FAILURE OF PERFORMANCE: If either Party fails to perform pursuant to the terms of this Contract, the Initial Deposit of $25,000 shall remain the property of the Seller. THE $1,000,000 LINE OF CREDIT SHALL REMAIN THE PROPERTY OF THE PURCHASER. The amounts retained by the Seller shall be considered liquidated damages, as consideration for the execution of this Contract and in full settlement of any claims, causes of action at law or in equity, whereupon Purchaser and Seller shall be relieved of all obligations under this Contract.

15) ENTIRE CONTRACT: AMENDMENTS: This Contract and its exhibits contain the entire Contract between the parties with regard to the sale and purchase of the Property except as provided for herein, and no promise, representation, warranty, covenant, agreement or understanding not specifically set forth in this Contract shall be binding upon, or inure to the benefit of, either party.
This Contract may not be amended, altered, modified or supplemented in any manner except by an instrument in writing duly executed by the parties. The parties hereto represent, covenant and agree that any promise, representation, warranty, covenant, agreement or understanding which either deems material is included in and made a part of this Contract.

16) GOVERNING LAW: INTERPRETATION: This Contract shall be construed and enforced in accordance with the laws of the State of Mississippi. The fact this Contract shall have been prepared by an attorney for either the Seller or Purchaser shall not be used to construe or interpret this Contract for or against either party; the parties intend that the provisions of this Contract shall be given their fair meaning and no court shall construe this Contract more stringently against one party than against the other. Further, both parties represent that they are represented by counsel and have been fully advised of the affects and ramifications of all terms, conditions, covenants, and obligations contained in this Contract.

A) CONSTRUCTION. Whenever possible, each provision of this Contract and any other statement, instrument or transaction contemplated hereby or thereby or relating hereto or thereto shall be interpreted in such manner as to be effective and valid under such applicable law, but, if any provision of the Contract or any other statement, instrument or transaction contemplated hereby or thereby or relating hereto or thereto shall be held to be prohibited or invalid under such applicable law, such provision shall be ineffective only of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of the Contract or any other statement, instrument or transaction contemplated hereby or thereby relating hereto or thereto. The parties shall endeavor in good-faith negotiations to replace any invalid, illegal or unenforceable provisions with a valid provision the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provision. The provisions of this Section are irrevocable and may not be rescinded, revoked or amended without the prior written consent of the Seller.

17) ARBITRATION: The parties agree to arbitrate any disputes which may arise under this Contract, if permitted by the State of Mississippi, and further agree to use the arbitration protocol established by the American Arbitration Association.

18) BINDING EFFECT: The provisions of this Contract shall be binding upon, and shall inure to the benefit of, the parties and respective heirs, executors, administrators, personal and legal representatives, successors and assigns.

19) NO WAIVER: The failure of Seller or Purchaser to insist upon strict performance of any of the terms, conditions, covenants and obligations contained in this Contract shall not be deemed a waiver of any rights or remedies for any subsequent breach or default in the terms, conditions, covenants and obligations herein contained.

20) SECTION HEADINGS: The Section headings hereof are intended for convenience and reference purposes only and shall not be used to construe or interpret this Contract.

21) SEVERABILITY: If any provisions of this Contract shall be determined by any court to be invalid, illegal or unenforceable to any extent, then the remainder of this contract shall not be affected, and this Contract shall be construed as if the invalid, illegal, or unenforceable provision had never been contained in this Contract.

22) TIME IS OF THE ESSENCE: Time is of the essence as to this Contract and failure of either party to timely comply with the provisions of this Contract may result in the other party canceling this Contract which decision will be in that party's sole discretion.

23) CONDEMNATION OR CASUALTY: If the Property or any portion thereof shall be condemned, prior to closing, or any proceeding for the condemnation of the Property, or any portion thereof, is filed, or an Contract of sale is negotiated in lieu thereof, or if the Property shall sustain any casualty damage, Purchaser may elect to terminate this Contract and receive a full refund of Purchaser's earnest money deposit. If Purchaser does not terminate and elects to proceed hereunder, any condemnation award or casualty insurance proceeds shall be accredited against the Purchase Price.

24) NON-PERFORMANCE: If Seller fails to deliver the Deed or meet any of the conditions hereof, Purchaser, at Purchaser's sole option, may terminate this Contract whereupon the funds previously paid to Seller pursuant to Paragraph 3 shall be returned to Purchaser within three (3) days, or Purchaser may demand specific performance. Upon return of previously paid money to Purchaser, Seller will be released from all liability to Purchaser related to this Contract, such return of money paid to Purchaser by Seller being Purchaser's sole remedy, if specific performance is not elected. If Purchaser fails to perform and close as called for herein, then Seller may retain all money previously paid otherwise provided in this Contract and may demand and enforce specific performance of the terms hereof including unless, but not limited to, demanding restoration of the property as called for by Paragraph 4.

25) BROKERS AND AGENT: Purchaser represents and warrants to Seller that no broker or agent is due a commission from the proceeds of the Closing. Seller represents and warrants that Seller may have entered into a brokerage agreement and that Seller and Broker will agree in a separate document as to the amount of commission and procedure for payment, including the payment at Closing. Seller will provide such information at time of Closing as to payment. Each Party agrees to indemnify and hold the other and the Property harmless from the claims of any agent or broker for the payment of a commission.

26) TAX FREE EXCHANGE: Notwithstanding the provisions contained above relating to the sale of the Property, the parties acknowledge the possible desire and intention of Seller, if possible, to exchange the Property for property of a like kind or to utilize proceeds from a conveyance of other property in an exchange qualifying as a tax free exchange under Section 1031 of the Internal Revenue Code of 1986 (as amended), Purchaser and Seller shall each cooperate fully to implement such exchange as hereinafter provided (at no additional expense to the other party).

27) DEFERRED EXCHANGE: In order to permit Seller to implement a deferred (or non-simultaneous) exchange pursuant to I.R.S. regulation Section 1.1031
(k)-1 (the Deferred Exchange Regulations), the parties acknowledge and agree that Seller may cause the Property to be conveyed, or this Contract to be assigned, to a Qualified Intermediary pursuant to the Deferred Exchange Regulations and that at closing, the Property will be conveyed to Purchaser and the Purchase Price will be paid by Purchaser to the Qualified Intermediary. In the event Purchaser desires to effectuate acquisition using proceeds from a deferred exchange involving other land presently vested in Purchaser, Seller shall accept funds from Purchaser's Qualified Intermediary and shall recognize that Purchaser's interest may be assigned to such Qualified Intermediary. Any deferred exchanges will be completed to the closing of this transaction so as to vest title in Purchaser at closing upon the payment of the balance of the Purchase Price. A material part of the consideration to the purchaser for purchasing is that the Purchaser has the option to qualify this transaction as part of a tax-deferred exchange under Section 1031 of the Internal Revenue Code of 1986. Seller agrees that Purchaser may assign this Contract to an exchange intermediary of Purchaser's choice.

28) ASSIGNMENT AND SALE: Purchaser, in order to comply with Mississippi law for ownership of casino property, shall be allowed to assign this Contract to a Mississippi entity without the prior written consent of Seller. Further, Purchaser reserves the right to sell this Contract to third party who is qualified to own and operate a Mississippi casino; provided, the Seller is given the first right to repurchase this Contract and to meet or match any purchase offer. The parties agree to enter into a breakaway agreement.

29) LIENS AND ENCUMBRANCES OF TITLE: Seller agrees not to convey, mortgage, allow creation of liens, or do any act to diminish or encumber the title to Seller's property while this Contract remains in force.

30) ABILITY TO EXECUTE: Seller warrants and represents that it possesses full right, power and authority to execute, deliver and perform this Contract. Purchaser warrants and represents that it possesses full right, power and authority to execute, deliver, and perform this Contract.
WITNESS OUR SIGNATURES on the day and year as first above written and by signing this 16 page Contract each party represents to the Party opposite that this contract has been read in its entirety and all terms, conditions covenants and obligations are fully understood.
HIGH  PLAINS  EQUITY,  LLC     MYRIAD  WORLD  RESORTS  OF  TUNICA,  LLC
     WHITFIELD  &  ASSOCIATES,  LLC


By  /s/Ervin  J.  Lee                 By  /s/Larson  Elmore
    -----------------------------         -------------------------------
Name:  Ervin  J.  Lee               Name:  Larson  Elmore
Its:  Managing  Director             Its:  MANAGER


STATE  OF  --NORTH  DAKOTA
COUNTY  OF  _______________

     Personally appeared before me, the undersigned authority in and for said County and State, the above named Ervin J. Lee, Managing Director of the above named High Plains Equity, LLC and acknowledged that on behalf of said nation, and in its name, being duly authorized so to do, he signed the foregoing instrument and delivered said instrument on the day and year therein mentioned.

     GIVEN  under  my  hand  and official seal, this the _____ day of May, 2006.


(SEAL)     By  ____________________________
               ----------------------------
     Name  of  Notary  Public
     My  Commission  Expires:

STATE  OF  ARKANSAS     )
     )  ss
COUNTY  OF  PULASKI     )

     Personally appeared before me, the undersigned authority in and for said County and State, the above named Larson Elmore, Manager of the above named Myriad World Resorts of Tunica, LLC and acknowledged that on behalf of said limited liability company, and in its name, being duly authorized so to do, he signed the foregoing instrument and delivered said instrument on the day and year therein mentioned.

     GIVEN  under  my  hand  and official seal, this the _____ day of May, 2006.


(SEAL)     By  ____________________________
               ----------------------------
     Name  of  Notary  Public
     My  Commission  Expires: